EXHIBIT 12

                             COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES
                                    UNAUDITED

                                                          Fiscal Year Ended September 30
                                                   ---------------------------------------------

                                                     1997     1996     1995     1994      1993
                                                   ---------------------------------------------

EARNINGS:

Income Before Interest Charges (2)                 $169,783 $159,599 $128,061 $127,885  $125,742
Allowance for Borrowed Funds Used in Construction       346      205      195      209       174
Federal Income Tax                                   57,807   55,148   30,522   36,630    21,148
State Income Tax                                      7,067    7,266    4,905    6,309     2,979
Deferred Inc. Taxes - Net (3)                         3,800    3,907    8,452    4,853    16,919
Investment Tax Credit - Net                            (665)    (665)    (672)    (682)     (693)
Rentals (1)                                           5,328    5,640    5,422    5,730     5,621
                                                   ---------------------------------------------

                                                   $243,466 $231,100 $176,885 $180,934  $171,890
                                                   =============================================

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                          $42,131  $40,872  $40,896  $36,699   $38,507
Interest on Commercial Paper and
   Short-Term Notes Payable                           8,808    7,872    6,745    5,599     7,465
Other Interest (2)                                    4,502    6,389    4,721    3,361     4,727
Rentals (1)                                           5,328    5,640    5,422    5,730     5,621
                                                   ---------------------------------------------

                                                    $60,769  $60,773  $57,784  $51,389   $56,320
                                                   =============================================

RATIO OF EARNINGS TO FIXED CHARGES                     4.01     3.80     3.06     3.52      3.05


Notes:
   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) Fiscal 1997, 1996, 1995, 1994 and 1993 reflect the reclassification of $1,716, $1,716, $1,716, $1,674 and $1,374, respectively, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1994 excludes the cumulative effect of changes in accounting.